Exhibit H

BOND TERMS

FOR

Höegh LNG Holdings Ltd.

FRN senior unsecured NOK 1,300,000,000 bonds 2020/2025

ISIN NO 0010873755

ATTACHMENT 1 COMPLIANCE CERTIFICATE

BOND TERMS between
ISSUER:	Höegh LNG Holdings Ltd., a company existing under the laws of Bermuda with registration number 39152 and LEI code 213800XJSJUK2MTDZU65.
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	28 January 2020
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

“Additional Bonds” means Bonds issued under a Tap Issue, including any Temporary Bonds.

“Affiliate” means, in relation to any person:

(a)	any person which is a Subsidiary of that person;

(b)	any person who has Decisive Influence over that person (directly or indirectly); and

(c)	any person which is a Subsidiary of an entity who has Decisive Influence (directly or indirectly) over that person.

“Annual Financial Statements” means the audited unconsolidated and consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such financial statements to include a profit and loss account, balance sheet, cash flow statement and report of the board of directors.

“Attachment” means any schedule, appendix or other attachment to these Bond Terms.

“Bond Terms” means these terms and conditions, including all Attachments which shall form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.

“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 15 (Bondholders’ Decisions).

“Bonds” means the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds.

“Book Equity” means, on any date, the consolidated book equity of the Issuer calculated in accordance with GAAP, excluding mark-to-market valuation of derivatives.

“Business Day” means a day on which the relevant CSD settlement system is open, the relevant Bond currency settlement system is open and which is a banking day in London and New York.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, the Interest Period will be extended to include the first following Business Day unless that day falls in the next calendar month, in which case the Interest Period will be shortened to the first preceding Business Day (Modified Following)

“Call Option” has the meaning given to it in Clause 10.2 (Voluntary early redemption – Call Option).

“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), Clause 10.4 or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

“Change of Control Event” means an event or circumstance whereby the members of the Høegh Family jointly:

(a)	cease to beneficially own and control (directly or indirectly) at least 20% of the entire issued share capital and voting rights of the Issuer, other than as a result of a dilution following an issuance of new equity; or

(b)	are no longer the largest shareholder of the Issuer.

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.

“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).

“De-listing Event” means that the shares in the Issuer cease to be listed on Oslo Børs or any other Exchange.

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

“Default Notice” means a written notice to the Issuer as described in Clause 14.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).

“Exchange” means:

(a)	Oslo Børs (the Oslo Stock Exchange); or

(b)	any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR).

“Finance Documents” means these Bond Terms, the Bond Trustee Fee Agreement, and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed (and debit balances at banks or other financial institutions);

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (meaning that the lease is capitalized as an asset and booked as a corresponding liability in the balance sheet);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met);

(f)	any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(i)	any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Reports” means the Annual Financial Statements and the Interim Accounts.

“Financial Support” means any loans, guarantees, Security or other financial assistance (whether actual or contingent).

“First Call Date” means the Interest Payment Date falling four years after the Issue Date.

“Free Cash” means, on any date, the Group’s aggregate unrestricted, unpledged or pledged but not blocked, and freely available cash, including cash equivalents as calculated in accordance with GAAP and debt securities with a remaining tenor of maximum 12 months, which are publicly traded on a major stock exchange or investment market (valued as at any applicable date of determination) which has a rating of A or higher by S&P Ratings Service or A2 from Moody’s Investor Service Limited or a comparable rating from an internationally recognized credit rating agency.“GAAP” means generally accepted accounting practices and principles in the country in which the Issuer is incorporated including, if applicable, the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

“General Partner” means Höegh LNG GP LLC organized under the laws of the Marshall Islands, being the general partner of HMLP.

“Group” means the Issuer and its Subsidiaries from time to time (for the avoidance of doubt, excluding the HMLP Group).

“Group Company” means any person which is a member of the Group.

“HMLP” means Höegh LNG Partners LP, a limited partnership organized under the laws of the Marshall Islands.

“HMLP Group” means HMLP and all its subsidiaries from time to time.

“Høegh Family” means, collectively, Morten W. Høegh and Leif O. Høegh, and each of their direct linear descendants (the “Individuals”), the personal estate of any of the Individuals and any companies or trusts of which the Individuals, respectively, are principal beneficiaries.

“Initial Bond Issue” means the aggregate Nominal Amount of all Bonds issued on the Issue Date.

“Initial Nominal Amount” means the nominal amount of each Bond as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)	is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its center of main interest as such term is understood pursuant to Council Regulation (EC) no. 1346/2000 on insolvency proceedings (as amended).

“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 30 April 2020 and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between January, April, July and October each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means the percentage rate per annum which is the aggregate of the Reference Rate for the relevant Interest Period plus the Margin.

“Interest Quotation Day” means, in relation to any period for which Interest Rate is to be determined, two Quotation Business Days before the first day of the relevant Interest Period.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for the quarterly period ending on each 31 March, 30 June, 30 September and 31 December in each year, prepared in accordance with GAAP and to include management commentary.

“ISIN” means International Securities Identification Number, being the identification number of the Bonds.

“Issue Date” means 30 January 2020.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

“JV Company” means any current and/or future company or partnership in which the Issuer (directly or indirectly) holds an ownership interest, incorporated or established for the purpose of owning, developing and/or constructing any maritime operating vessel or any other operation which is substantially within the business that the Group is conducting at the date of the Bond Terms, and which is not a Subsidiary of the Issuer or a member of the HMLP Group.

“Liquidity” means, on any date, the sum of Free Cash plus the aggregate of freely available undrawn commitments under any long-term credit facilities of the Group with at least six months remaining tenor.

“Listing Failure Event” means:

(a)	that the Bonds have not been admitted to listing on an Exchange within six months following the Issue Date, or

(b)	in the case of a successful admission to listing, that a period of six months has elapsed since the Bonds ceased to be admitted to listing on an Exchange.

“Manager” means each of Danske Bank, Norwegian Branch, DNB Markets, a part of DNB Bank ASA, Nordea Bank Abp, filial i Norge, Swedbank Norge, branch of Swedbank AB (publ), and ABN AMRO Bank N.V.

“Margin” means 6.00 per cent.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Issuer to perform and comply with its obligations under any of the Finance Documents; or

(b)	the validity or enforceability of any of the Finance Documents.

“Maturity Date” means 30 January 2025, adjusted according to the Business Day Convention.

“Maximum Issue Amount” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Nominal Amount” means the Initial Nominal Amount (less the aggregate amount by which each Bond has been partially redeemed, if any, pursuant to Clause 10 (Redemption and repurchase of Bonds)), or any other amount following a split of Bonds pursuant to Clause 16.2, paragraph (j).

“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by the Issuer under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Put Option” shall have the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Put Option Event” means a Change of Control Event or a De-listing Event.

“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Quotation Business Day” means a day on which Norges Bank is open.

“Reference Rate” shall mean NIBOR (Norwegian Interbank Offered Rate) being;

(a)	the interest rate fixed for a period comparable to the relevant Interest Period by Global Rate Set Systems (GRSS) at approximately 12.00 (Oslo time) on the Interest Quotation Day; or

(b)	if no screen rate is available for the relevant Interest Period:

(i)	the linear interpolation between the two closest relevant interest periods, and with the same number of decimals, quoted under paragraph (a) above; or

(ii)	a rate for deposits in the Bond currency for the relevant Interest Period as supplied to the Bond Trustee at its request quoted by a sufficient number of commercial banks reasonably selected by the Bond Trustee; or

(c)	if the interest rate under paragraph (a) is no longer available, the interest rate will be set by the Bond Trustee in consultation with the Issuer to:

(i)	any relevant replacement reference rate generally accepted in the market; or

(ii)	such interest rate that best reflects the interest rate for deposits in the Bond currency offered for the relevant Interest Period.

In each case, if any such rate is below zero, the Reference Rate will be deemed to be zero.

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or

(b)	for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.

“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, the Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.

“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means a company over which another company has Decisive Influence, provided, however, that no member of the HMLP Group shall be considered a Subsidiary of the Issuer.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tap Issue” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tap Issue Addendum” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.5 (Early redemption option due to a tax event).

“Temporary Bonds” shall have the meaning ascribed to such term in paragraph (a) of Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Total Assets” means, on any date, the consolidated book value of the Issuer’s total assets, calculated in accordance with GAAP, excluding positive mark-to-market valuation of derivatives.

“Total Interest Bearing Debt” means, on any date, the consolidated book value of the Issuer’s total interest-bearing debt, less (to the extent already included) any interest-bearing debt of any Group Company (other than the Issuer), JV Company or a member of the HMLP Group financed without any recourse to any (other) Group Company, calculated in accordance with GAAP.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European time unless otherwise stated;

(e)	references to a provision of “law” is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)	references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)	references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds),

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)	The Issuer has resolved to issue a series of Bonds in the maximum amount of NOK 1,300,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of NOK 650,000,000. The Issuer may, provided that the conditions set out in Clause 6.3 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a “Tap Issue”) until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).

If the Bonds are listed on an Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with the Bonds, the Additional Bonds may be issued under a separate ISIN (“Temporary Bonds”) which, upon the approval of the prospectus, will be converted into the ISIN for the Bonds. These Bond Terms govern such Temporary Bonds. The Issuer will inform the Bond Trustee, the Exchange and the Paying Agent once the prospectus is approved.

(b)	The Bonds are denominated in Norwegian Kroner (NOK), being the legal currency of Norway.

(c)	The Initial Nominal Amount of each Bond is NOK 500,000.

(d)	The ISIN of the Bonds is NO 0010873755. All Bonds issued under the same ISIN will have identical terms and conditions as set out in these Bond Terms.

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds

(a)	The Issuer will use the net proceeds from the Initial Bond Issue to partly refinance existing debt and for the general corporate purposes of the Group.

(b)	The Issuer will use the net proceeds from the issuance of any Additional Bonds for the general corporate purposes of the Group.

2.4	Status of the Bonds

The Bonds will constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application). The Bonds shall rank ahead of subordinated capital.

2.5	Transaction Security

The Bonds are unsecured.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)	By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)	No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)	Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders’ rights

(a)	If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)	A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders’ rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

(a)	The Issuer shall use its reasonable endeavours to ensure that the Bonds are listed on an Exchange within six months of the Issue Date and thereafter remain listed on an Exchange until the Bonds have been redeemed in full.

(b)	Any Additional Bonds shall be listed on an Exchange no later than the date falling six months after the date such Additional Bonds were issued.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)	Payment of the net proceeds from the issuance of the Bonds to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;

(ii)	copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;

(iii)	a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Issuer;

(iv)	copies of the Issuer’s articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;

(v)	copies of the Issuer’s latest Financial Reports (if any);

(vi)	confirmation that the applicable prospectus requirements (ref the EU prospectus regulation (EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;

(vii)	a signed copy of the process agent acceptance letter;

(viii)	copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds;

(ix)	confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);

(x)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;

(xi)	the Bond Trustee Fee Agreement duly executed by the parties thereto; and

(xii)	legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).

(b)	The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1 (Conditions precedent for disbursement to the Issuer), waive the requirements for documentation or decide that delivery of certain documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

6.2	Distribution

Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (c) of Clause 6.1 above.

6.3	Tap Issues

The Issuer may issue Additional Bonds if:

(a)	the Bond Trustee has executed a Tap Issue Addendum; and

(b)	the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	at the date of these Bond Terms;

(b)	at the Issue Date; and

(c)	at the date of issuance of any Additional Bonds:

7.1       Status

It is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default

(a)	No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorizations and consents

All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms,

have been obtained or effected and are in full force and effect.

7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under these Bond Terms.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4.

7.13	Security

No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)	The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)	All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)	Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)	If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)	Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.

(b)	Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

(c)	Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the Margin shall increase with one percentage point per annum. The occurrence of a Listing Failure Event shall not constitute an Event of Default.

8.3	Partial Payments

(a)	If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee;

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i)	the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds), or

(ii)	as a result of a resolution according to Clause 15 (Bondholders’ decisions).

8.4	Taxation

(a)	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	The Issuer shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

(i)	gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)	Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

8.5	Currency

(a)	All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)	Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)	Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)	Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with Clause 9.1 (a) above.

(c)	Interest shall be calculated on the basis of the actual number of days in the Interest Period in respect of which payment is being made divided by 360 (actual/360-days basis). The Interest Rate will be reset at each Interest Quotation Day by the Bond Trustee, who will notify the Issuer and the Paying Agent and, if the Bonds are listed, the Exchange, of the new Interest Rate and the actual number of calendar days for the next Interest Period.

9.2	Payment of interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.

10.2	Voluntary early redemption - Call Option

(a)	The Issuer may redeem all or any part of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:

(i)	the First Call Date to, but not including, the Interest Payment Date falling four years and six months after the Issue Date, at a price equal to 102.00 per cent of the Nominal Amount for each redeemed Bond; and

(ii)	the Interest Payment Date falling four years and six months after the Issue Date to, but not including, the Maturity Date at a price equal to 101.00 per cent of the Nominal Amount for each redeemed Bond.

(b)	Any redemption of Bonds pursuant to Clause 10.2 (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

(c)	The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least 10 Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

(d)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.3	Mandatory repurchase due to a Put Option Event

(a)	Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount.

(b)	The Put Option must be exercised within 15 Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable and will not be affected by any subsequent events related to the Issuer.

(c)	Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the fifth Business Day after the end of 15 Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

10.4	Clean-up Call

If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased following completion of a Put Option, the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 10 Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

10.5	Early redemption option due to a tax event

If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least 20 Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 40 Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer’s purchase of Bonds

The Issuer may purchase and hold Bonds and such Bonds may be retained sold or cancelled in the Issuer’s sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

11.2	Restrictions

(a)	Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)	A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS

12.1	Financial Reports

(a)	The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website and via the distribution system at Oslo Børs as soon as they become available, and not later than 120 days after the end of the financial year.

(b)	The Issuer shall prepare Interim Accounts in the English language and make them available on its website and via the distribution system at Oslo Børs as soon as they become available, and not later than 60 days after the end of the relevant interim period.

12.2	Requirements as to Financial Reports

(a)	The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Financial Reports are fairly representing its financial condition as at the date of those financial statements and setting out (in reasonable detail) computations evidencing compliance with Clause 13.15 (Financial Covenants) as at such date.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using GAAP consistently applied.

12.3	Put Option Event

The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Put Option Event has occurred.

12.4	Information: Miscellaneous

The Issuer shall:

(a)	promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.	GENERAL AND FINANCIAL UNDERTAKINGS

The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13 (General and financial Undertakings).

13.1	Authorisations

The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out from time to time if a failure to do so would have Material Adverse Effect.

13.2	Compliance with laws

The Issuer shall, and shall procure that each other Group Company will, comply in all material respects with all laws and regulations (including any environmental laws and regulations) to which it may be subject from time to time, if failure so to comply would have a Material Adverse Effect.

13.3	Pari passu ranking

The Issuer shall ensure that its obligations under these Bond Terms and any other Finance Document shall at all times rank as set out in Clause 2.4 (Status of the Bonds).

13.4	Continuation of business

The Issuer shall not cease to carry on its business. The Issuer shall ensure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of the Bond Terms.

13.5	Corporate status

The Issuer shall not change its type of organization or jurisdiction of incorporation.

13.6	Mergers

The Issuer shall not, and shall ensure that no other Group Company will, carry out any merger or other business combination or corporate reorganization involving a consolidation of the assets and obligations of the Issuer or any other Group Company with any other companies or entities if such transaction would have a Material Adverse Effect.

13.7	De-mergers

The Issuer shall not, and shall ensure that no other Group Company will, carry out any de-merger or other corporate reorganization involving a splitting of the Issuer or any other Group Company into two or more separate companies or entities, if such transaction would have a Material Adverse Effect.

13.8	Financial support

The Issuer shall not, and shall ensure that no other Group Company will, grant any Financial Support to any third party not being a member of the Group or a JV Company, other than:

(a)	in the ordinary course of business;

(b)	Financial Support (other than loans) in respect of any Financial Indebtedness of any member of the HMLP Group that is secured by Security over assets sold by a Group Company to a member of the HMLP Group, and which Financial Indebtedness was incurred under arrangements in existence at the date of that sale, but not incurred or increased or having its maturity date extended in contemplation of, or since, that sale; and

(c)	a revolving credit facility from the Issuer to HMLP in the maximum principal amount of USD 150,000,000 (or its equivalent amount in other currencies) that ranks senior to the unitholders’ rights to receive distributions from HMLP, as long as no Security is created or permitted to subsist over the Issuer’s rights or interest under any such revolving credit facility.

13.9	Disposals

The Issuer shall not, and shall ensure that no other Group Company will, sell or otherwise dispose of all or a substantial part of the Group’s assets or operations, unless:

(a)	the transaction is carried out at fair market value, on terms and conditions customary for such transactions; and

(b)	such transaction would not have a Material Adverse Effect.

13.10	Distribution restrictions

The Issuer shall not make, declare or undertake any distribution in aggregate during any calendar year exceeding the higher of:

(a)	50% of the Issuer’s consolidated net profit after taxes based on the audited annual accounts for the previous financial year; and

(b)	an aggregate amount which results in a distribution in respect of each of the Issuer’s common shares in the financial year specified in Column 1 below of the amount set out in Column 2 below opposite that financial year:

Column 1 Financial year ending on	Column 2 Maximum distribution
31 December 2020 31 December 2021 31 December 2022 31 December 2023 31 December 2024	USD 0.90 USD 1.00 USD 1.00 USD 1.00 USD 1.00

provided that:

(i)	no distribution may be made unless, immediately subsequent to the distribution, the ratio of Book Equity to Total Assets will be at least 27.5% ; and

(ii)	if and whenever there shall be a consolidation, reclassification or subdivision in relation to the Issuer’s common shares, the amounts set out in Column 2 above shall be adjusted by multiplying them by the following fraction:

where:

(A)	is the aggregate number of the Issuer’s common shares in issue immediately before such consolidation, reclassification or subdivision, as the case may be; and

(B)	is the aggregate number of the Issuer’s common shares in issue immediately after, and as a result of, such consolidation, reclassification or subdivision, as the case may be.

Any un-utilized portion of the permitted distribution may not be carried forward.

13.11	Subsidiaries’ distributions

The Issuer shall not permit any of its Subsidiaries to create any contractual obligation (or encumbrance) restricting the right of any Subsidiary to pay dividends or make other distributions to its shareholders to the extent such contractual obligation (or encumbrance) is reasonably likely to prevent the Issuer from complying with its payment obligations under these Bond Terms.

13.12	Arm’s length transaction

The Issuer shall not, and the Issuer shall ensure that no other Group Company will, enter into any transaction with any person outside the Group except on arm’s length terms.

13.13	Insurance

The Issuer shall, and shall ensure that each other Group Company will, maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance or captive arrangements with respect to its properties and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice.

13.14	Ownership interest in HMLP and the General Partner

The Issuer shall at all times retain a direct or indirect ownership interest in HMLP of at least 25% and have Decisive Influence over the General Partner.

13.15	Financial Covenants

The Issuer shall comply with the following:

(a)	Minimum Liquidity: The Issuer undertakes to maintain Liquidity of no less than the higher of (i) USD 35,000,000, and (ii) an amount equal to 3.5% of the Total Interest Bearing Debt.

(b)	Minimum Book Equity: The Issuer undertakes to maintain (on a consolidated basis) a Book Equity of no less than the higher of (i) USD 200,000,000; and (ii) 25% of the Total Assets.

The Issuer undertakes to comply with the above financial covenants at all times, such compliance to be measured with reference to the last day of each financial quarter and certified by the Issuer in connection with the delivery of each Compliance Certificate.

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

14.1	Events of Default

Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment

The Issuer fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five Business Days following the original due date.

(b)	Breach of other obligations

The Issuer does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.

(d)	Cross default

If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 25,000,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

Any Group Company:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair the Issuer’s ability to perform its obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above; or

(E)	for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company,

however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Company having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above and is not discharged within 20 Business Days.

(g)	Unlawfulness

It is or becomes unlawful for the Issuer to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of the Issuer to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee to exercise any material right or power vested to it under the Finance Documents.

14.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice:

(a)	declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)	exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders’ instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)	the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or

(b)	the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

14.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call prices set out in Clause 10.2 (Voluntary early redemption – Call Option), as applicable at the following dates (and regardless of the Default Repayment Date set out in the Default Notice);

(a)	for any Event of Default arising out of a breach of Clause 14.1 (Events of Default) paragraph (a) (Non-payment), the claim will be calculated at the call price applicable at the date when such Event of Default occurred; and

(b)	for any other Event of Default, the claim will be calculated at the call price applicable at the date when the Default Notice was served by the Bond Trustee.

However, if the situations described in (a) or (b) above takes place prior to the First Call Date, the calculation shall be based on the call price applicable on the First Call Date.

15.	BONDHOLDERS’ DECISIONS

15.1	Authority of the Bondholders’ Meeting

(a)	A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)	The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)	Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.

(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.

(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.

(g)	Save for any amendments or waivers which can be made without resolution pursuant to Clause 17.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.

15.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)	If the Bond Trustee has not convened a Bondholders’ Meeting within 10 Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.

(c)	Summons to a Bondholders’ Meeting must be sent no later than 10 Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)	Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.

(f)	By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)	A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)	Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.

(i)	Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)	Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)	The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)	The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules

(a)	Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.

(c)	For the purposes of this Clause 15 (Bondholders’ decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

15.4	Repeated Bondholders’ Meeting

(a)	Even if the necessary quorum set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within 10 Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)	The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)	A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5	Written Resolutions

(a)	Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)	The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)	The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholder’s Meeting), Clause 15.3 (Voting Rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5 (Written Resolution),

shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

(ii)	the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the “Voting Period”), which shall be at least 10 Business Days but not more than 15 Business Days from the date of the Summons.

(f)	Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)	A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)	The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.

(i)	If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1(Authority of Bondholders’ Meeting).

16.	THE BOND TRUSTEE

16.1	Power to represent the Bondholders

(a)	The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)	The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee

(a)	The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)	The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)	The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)	The Bond Trustee will ensure that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)	Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)	The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.

16.3	Equality and conflicts of interest

(a)	The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)	The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity

(a)	The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)	The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.

(c)	Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(d)	The Bond Trustee shall not be considered to have acted negligently in:

(i)	acting in accordance with advice from or opinions of reputable external experts; or

(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.

(e)	The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(f)	The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

(g)	The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)	Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to the Issuer, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, and to set-off and cover any such costs and expenses from those funds.

(i)	As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee

(a)	The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)	The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)	If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5 (Replacement of the Bond Trustee). The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)	The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)	Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

17.	AMENDMENTS AND WAIVERS

17.1	Procedure for amendments and waivers

(a)	The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).

17.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers

(a)	The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

(b)	Prior to agreeing to an amendment or granting a waiver in accordance with Clause 17.1(a)(i) (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.

18.	MISCELLANEOUS

18.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information

(a)	These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)	In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)	The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information

Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(a)	The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)	Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer’s written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.

(c)	Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received;

(iii)	if by fax, when received; and

(iv)	if by publication on a relevant information platform, when published.

(d)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

(e)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)	if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

18.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)	an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)	the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then the Issuer will be relieved from its obligations under Clause 12.2 (Requirements as to Financial Reports) paragraph (a), Clause 12.3 (Put Option Event), Clause 12.4 (Information: Miscellaneous) and Clause 13 (General and financial undertakings).

(b)	The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)	The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.

A defeasance established according to this Clause 18.4 may not be reversed.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction

Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any of its assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

19.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints Höegh LNG AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

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These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer: Höegh LNG Holdings Ltd /s/ Håvard Furu By: Håvard Furu Position: Attorney-in-fact	As Bond Trustee: Nordic Trustee AS /s/ Lars Erik Lærum By: Lars Erik Lærum Position: Authorised Signatory

ATTACHMENT 1
COMPLIANCE CERTIFICATE

[date]

Höegh LNG Holdings Ltd. FRN bonds 2020/2025 ISIN NO 0010873755

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Reports to the Bond Trustee.

This letter constitutes the Compliance Certificate for the period [●].

Capitalised terms used herein will have the same meaning as in the Bond Terms.

With reference to Clause 12.2 (Requirements as to Financial Reports) we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate and there has been no material adverse change to the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you. Copies of our latest consolidated [Annual Financial Statements] / [Interim Accounts] are enclosed.

The Financial Covenants set out in Clause 13.15 (Financial Covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.

We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,

Höegh LNG Holdings Ltd

___________________

Name of authorised person

Enclosure: Annual Financial Statements / Interim Accounts; and any other written documentation

Tap Issue Addendum

1.	Pursuant to the bond terms dated 28 January 2020 (the “Bond Terms”) related to the below Bonds, the Issuer and the Bond Trustee enter into this tap issue addendum (the ”Addendum”) in connection with a Tap Issue under the Bond Terms:

Issuer:	Höegh LNG Holdings Ltd., a company incorporated under the laws of Bermuda with registration number 39152, and with LEI number 213800XJSJUK2MTDZU65.
Bond Trustee:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI- code 549300XAKTM2BMKIPT85.
ISIN:	NO 0010873755 (temporary ISIN NO 0010895089 for the Additional Bonds)
Maximum Issue Amount:	NOK 1,300,000,000
Amount of Additional Bonds:	NOK 320,000,000
Amount Outstanding Bonds after the increase:	NOK 970,000,000
Date of Addendum:	8 October 2020
Tap Issue Date:	12 October 2020

2.	Terms defined in the Bond Terms have, unless expressly defined herein or otherwise required by the context, the same meaning in this Addendum. This Addendum is a Finance Document and after the date hereof all references to the Bond Terms in the other Finance Documents shall be construed as references to the Bond Terms as amended by this Addendum.

3.	Pursuant to the Bond Terms the Issuer may issue Additional Bonds until the aggregate Nominal Amount of the Initial Bonds and all Additional Bonds equals the Maximum Issue Amount and the provisions of the Bond Terms will apply to all such Additional Bonds.

4.	The Outstanding Bonds are listed on the Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with such Bonds. The Additional Bonds are therefore issued under a separate ISIN ("Temporary Bonds") which, upon the approval of the prospectus, will be converted into the ISIN for the Outstanding Bonds. The Bond Terms governs such Temporary Bonds. The Issuer will inform the Bond Trustee the Exchange and the Paying Agent as soon as possible once the prospectus is approved.

5.	The Issuer shall procure, that an application will be made for the Temporary Bonds to be listed on the Exchange within 6 months after the Tap Issue Date. A failure to list the Temporary Bonds as set out above shall not constitute an Event of Default, but shall result in an increase of the Coupon rate for the Temporary Bonds with one (1) percentage point for as long as the listing failure is continuing.

6.	The Net Proceeds from the issue of the Additional Bonds issued hereunder shall be used to refinance existing debt and for general corporate purposes.

7.	The payment of the proceeds of the Tap Issue to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the date of the Tap Issue each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	this Addendum duly executed by all parties hereto;

(ii)	copies of all necessary corporate resolutions of the Issuer to issue the Additional Bonds and execute the Finance Documents to which it is a party;

(iii)	copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of this Addendum and the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute this Addendum on behalf of the Issuer;

(iv)	copies of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing and of the Issuer's articles of association;

(v)	copies of the Issuer’s latest Financial Reports (if any);

(vi)	confirmation from the Managers that the applicable prospectus requirements (ref the EU prospectus regulation, Regulation (EU) (2017/1129)) concerning the Tap Issue have been fulfilled;

(vii)	copies of any written documentation used in marketing the Tap Issue or made public by the Issuer or any Manager in connection with the Tap Issue; and

(viii)	legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of this Tap Issue Addendum).

8.	The Issuer undertakes that the representations and warranties contained in Clause 7 (Representations and Warranties) of the Bond Terms are true and correct in all material respects as at the date hereof and at the Tap Issue Date.

9.	This Addendum shall be governed by and construed in accordance with Norwegian law and the provisions of Clause 19 of the Bond Terms shall apply as if set out in full herein (mutatis mutandis).

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This Addendum has been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer: Höegh LNG Holdings Ltd. By: /s/ Sveinung J.S. Støhle Name: Sveinung J.S. Støhle Title: Attorney-in-fact	The Bond Trustee: Nordic Trustee AS /s/ Lars Erik Lærum By: Lars Erik Lærum Position: Authorised Signatory

Amendment Agreement

3 May 2021

between

Höegh LNG Holdings Ltd.

as Issuer

and

Nordic Trustee AS

as Bond Trustee on behalf of

the Bondholders

in the bond issue

FRN Höegh LNG Holdings Ltd.
Senior Unsecured Callable Open Bond Issue 2020/2025

ISIN NO0010873755

Contents

1. DEFINITION AND INTERPRETATION	3
2. CONDITIONS PRECEDENT	3
3. WAIVER	4
4. AMENDMENTS	4
5. CONSENT FEE	6
6. COSTS AND EXPENSES	6
7. REFERENCES	6
8. DISPUTE RESOLUTION AND LEGAL VENUE	7

2

THIS AMENDMENT AGREEMENT is entered into between:

(1)	Höegh LNG Holdings Ltd., an exempted company limited by shares existing under the laws of Bermuda with registration no. 39152 (the "Issuer"); and

(2)	Nordic Trustee AS, company registration no. 963 342 624 (the "Bond Trustee").

BACKGROUND:

(A)	The Issuer and the Bond Trustee in its capacity as bond trustee for the Bondholders have entered into a bond agreement dated 28 January 2020 (the "Bond Agreement") for the issue of a series of bonds in the maximum amount of NOK 1,300,000,000 (the "Bonds").

(B)	This Agreement is entered into to amend the Bond Agreement as approved by the Bondholders pursuant to the resolutions of a Bondholders' Meeting held on 22 March 2021.

THE PARTIES HAVE AGREED as follows:

1.	DEFINITION AND INTERPRETATION

1.1	In this Agreement:

"Agreement" means this amendment agreement.

"Effective Date" means the date on which the Bond Trustee confirms to the Issuer that it has received each of the documents and other evidence listed in Clause 2 (Conditions Precedent) of this Agreement, in form and substance satisfactory to the Bond Trustee.

"Transaction" means the offer by a 50/50 owned joint venture between Leif Höegh & Co. Ltd. and Morgan Stanley Infrastructure Partners (the "JVCo") to acquire the remaining outstanding shares in the Issuer not currently owned by Leif Höegh & Co. Ltd. of its affiliates, representing approximately 50.4% of the shares outstanding, by way of amalgamation between a subsidiary of the JVCo ("Bidco") and the Issuer.

1.2	Unless expressly defined in this Agreement (including its recitals) or a contrary intention appears, capitalised terms defined in the Bond Agreement have the same meaning in this Agreement.

1.3	The principles of construction set out in the Bond Agreement apply to this Agreement.

1.4	In accordance with the terms of the Bond Agreement, the Parties designate this Agreement as a Finance Document.

2.	CONDITIONS PRECEDENT

2.1	The provisions of Clause 4 (Amendments) shall take effect only if the Bond Trustee has received all the following documents and other evidence, each in form and substance satisfactory to it:

(a)	this Agreement duly executed by the Issuer and the Bond Trustee;

(b)	evidence of the consummation of the Transaction;

(c)	copies of all necessary corporate resolutions of the Issuer to execute this Agreement;

(d)	a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of this Agreement, or extracts from the relevant register or similar documentation evidencing such individuals' authorisation to execute this Agreement on behalf of the Issuer; and

(e)	copies of the Issuer's articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing.

2.2	The Bond Trustee must notify the Issuer promptly upon being so satisfied.

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2.3	If the Effective Date has not occurred on or before 30 September 2021, the Bond Agreement will not be amended by this Agreement and shall remain in full force and effect.

3.	WAIVER

The Bond Trustee (on behalf of the Bondholders) hereby:

(a)	waives irrevocably any and all rights to exercise the right to exercise the Put-Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event) of the Bond Agreement upon the occurrence of a Change of Control Event (as defined in the Bond Agreement prior to the amendments contemplated by this Agreement) as a result of (directly or indirectly) the Transaction; and

(b)	acknowledges and agrees that upon the consummation of the Transaction, the Issuer and Bidco will continue as an amalgamated company under Bermuda law and that the amalgamated company will become issuer of the Bonds and debtor under the Bond Terms.

4.	AMENDMENTS

With effect from the Effective Date, the parties agree that the following amendments shall be made to the Bond Agreement:

4.1	A new definition of "Amendment Agreement" reading as follows shall be included:

""Amendment Agreement" means the amendment agreement dated 3 May 2021 between the Issuer and the Bond Trustee."

4.2	The definition of "Change of Control Event" in the Bond Agreement shall be amended to read:

""Change of Control Event" means the occurrence of an event or circumstance as a result of which:

(a)	a person or group of persons acting in concert (other than MSIP, Leif Höegh & Co. Limited or any of their respective affiliates, related persons or related funds and/or any member of management) gains Decisive Influence over the Issuer; or

(b)	the members of the Høegh Family jointly cease to beneficially own and control (directly or indirectly, on a joint basis) at least one-third of the entire issued share capital and voting rights of the Issuer; or

(c)	MSIP ceases to beneficially own and control (directly or indirectly) at least one-third of the entire issued share capital and voting rights of the Issuer."

4.3	A new definition of "Credit Event" reading as follows shall be included in Clause 1.1 (Definitions) of the Bond Agreement:

""Credit Event" means the occurrence of either of the following events:

(a)	an amount of at least USD 100,000,000 has been contributed to the Issuer as new equity or fully subordinated capital that cannot be serviced with cash interest or amortised (in each case other than by way of permitted distributions) subsequent to the Effective Date; or

(b)	first ranking Security is created over the Issuer's ownership of common units of Höegh LNG Partners LP (equal to 15,257,498 common units, which shall be adjusted correspondingly for any share split or reverse share split occurring in the period before the Security is created), split between HLNG03 and HLNG04 pro-rata to the outstanding amount under HLNG03 and HLNG04, respectively, as at the date on which such security is granted in favour of the Bond Trustee (on behalf of the Bondholders) to secure all present and future obligations and liabilities of the Issuer under the Finance Documents.

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If the Issuer by 1 April 2022 has put in place first ranking Security as described in paragraph (ii) above, the Bond Trustee shall release such Security upon the request of the Issuer if an amount of at least USD 100,000,000 subsequently, and at the latest by 31 December 2022 has been contributed to the Issuer as new equity or other fully subordinated capital that cannot be serviced with cash interest or amortised (other than by way of permitted distributions)."

4.4	The definition of "De-listing Event" in the Bond Agreement shall be deleted in its entirety.

4.5	A new definition of "Effective Date" reading as follows shall be included:

""Effective Date" has the meaning given to in it the Amendment Agreement."

4.6	A new definition of "HLNG03" reading as follows shall be included:

""HLNG03" means the bond issue "FRN Höegh LNG Holdings Ltd. Senior Unsecured Callable Open Bond Issue 2017/2022".

4.7	A new definition of "MSIP" reading as follows shall be included:

"“MSIP”" means Morgan Stanley Infrastructure Partners and includes any MSIP Affiliate.

4.8	A new definition of "MSIP Affiliate" reading as follows shall be included:

"“MSIP Affiliate”" means any investment fund, co-investment vehicle and / or similar investment vehicle that (i) is organised by MSIP or any person that controls, is controlled by or is under common control with MSIP for the purpose of making any equity or debt investments in one or more companies and (ii) is controlled by or is under common control with MSIP. For the purposes hereof, “control”, “controlled” and “controlling” shall mean possession of the power to direct or cause the direction of, the management, policies and day to day operations of a person, whether by contract or voting of securities.

4.9	Clause 4 (Admission to listing) shall be amended by adding a new paragraph (c) reading as follows:

(c) Any resolution by the Bondholders’ Meeting to consent to a de-listing of the Bonds from Oslo Børs (the Oslo Stock Exchange) will require the approval of 100% of the Voting Bonds represented at the Bondholders' Meeting."

4.10	Paragraph (a) of Clause 10.2 (Voluntary early redemption – Call Option) shall be amended to read:

"10.2 Voluntary early redemption – Call Option

(a)	The Issuer may redeem all or any part of the Outstanding Bonds (the "Call Option") on any Business Day from and including:

(i)

(ii)	the Interest Payment Date in January 2024 to, but not including, the Interest Payment Date in July 2024 at a price equal to 103.00 per cent. of the Nominal Amount for each redeemed Bond; and

(iii)	the Interest Payment Date in July 2024 to, but not including, the Maturity Date at a price equal to 101.50 per cent. of the Nominal Amount for each redeemed Bond."

4.11	Clause 10.3 (Mandatory repurchase due to a Put Option Event) of the Bond Agreement shall be amended to read:

"10.3 Change of Control

10.3.1	Upon the occurrence of a Change of Control Event each Bondholder shall have a right of pre-payment (a "Put Option") of its Bonds at a price of 101% of par plus accrued interest.

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10.3.2	The Put Option must be exercised by the Bondholders within sixty – 60 – days after the Issuer has notified the Bond Trustee of a Change of Control Event. Such notification shall be given by the Issuer immediately after (to the Issuer's knowledge) a Change of Control Event has taken place.

10.3.3	The Put Option may be exercised by the Bondholders by giving written notice of the request to its Account Manager. The Account Manager shall notify the Paying Agent of the pre-payment request. The settlement date of the Put Option shall be no more than seventy-five – 75 – days after the Bondholders received notice of the relevant Change of Control Event from the Bond Trustee.

10.3.4	On the settlement date of the Put Option, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, the principal amount of each such Bond (including any premium pursuant to Clause 10.3.1) and any unpaid interest accrued up to (but not including) the settlement date."

4.12	A new clause 10.6 (Special Put Option) reading as follows shall be included in the Bond Agreement:

"10.6 Special Put Option

10.6.1	If no Credit Event has occurred by 1 April 2022, each of the Bondholders shall have a right of pre-payment (the "Special Put Option") of its Bonds at a price of 102% of par plus accrued interest.

10.6.2	If the Special Put Option is triggered, the Issuer shall give written notice thereof to the Bond Trustee no later than 6 April 2022 (the "Issuer Notice"). The Special Put Option must be exercised by each Bondholder within 15 Business Days of the Issuer Notice by written notice to its Account Manager (the "Exercise Notice"). Once an Exercise Notice has been delivered, the relevant Bondholder's right to exercise the Special Put Option is irrevocable and will not be affected by any subsequent events.

10.4.3	The Account Manager will notify the Paying Agent of the exercise of the Special Put Option. The settlement date for the Special Put Option will be the fifth Business Day after the end of the 15 Business Days' exercise period referred to paragraph b) above, and the settlement of the Special Put Option will be based on each Bondholder's holding of Bonds at such settlement date."

4.13	Clause 13.6 (Mergers) of the Bond Agreement shall be amended to read:

"13.6 Mergers

The Issuer shall not, and shall ensure that no other Group Company shall, carry out any merger or other business combination or corporate reorganisation involving a consolidation of the assets and obligations of the Issuer or any other Group Company with other companies or entities if such transaction would have a Material Adverse Effect."

4.14	Clause 13.10 (Distribution restrictions) of the Bond Agreement shall be amended to read:

"13.10 Distribution restrictions

The Issuer shall not make, declare or undertake any Distribution:

(i)	at any time prior to the occurrence of a Credit Event; and

(ii)	at any time following the occurrence of a Credit Event, in an amount exceeding in aggregate during any calendar year exceeding 50% of the Issuer's consolidated net profit after taxes based on the Financial Statements for the previous financial year, provided that no Distribution may be made unless, immediately subsequent to the Distribution, the ratio of Book Equity to Total Assets will be at least 27.5%."

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5.	CONSENT FEE

Subject to the occurrence of the Effective Date, the Issuer shall pay to the Bondholders an amendment fee of 1.25 per cent. of the face value of the Bonds (the "Consent Fee"). The Issuer shall pay the Consent Fee to the Bondholders within 5 Business Days of the Effective Date and with record date at the end-of-business two Business Days before such payment.

6.	COSTS AND EXPENSES

The Issuer shall pay to the Bond Trustee, upon demand, all documented and properly incurred costs and expenses (including all legal fees and any VAT thereon) incurred by the Bond Trustee in connection with the preparation and negotiation of this Agreement and other documents and actions contemplated herein.

7.	REFERENCES

The Issuer acknowledges that the term "Bond Agreement" in each of the Finance Document to which it is a party, with effect from the Effective Date, refers to the Bond Agreement as amended and restated by this Amendment Agreement.

8.	DISPUTE RESOLUTION AND LEGAL VENUE

Clauses 19.1 (Governing law), 19.2 (Main jurisdiction) and 19.3 (Alternative jurisdiction) (Dispute resolution and legal venue) of the Bond Agreement applies to this Agreement.

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SIGNATORIES

The Issuer

For and on behalf of
Höegh LNG Holdings Ltd.

By: /s/ Sveinung J.S. Støhle

Name: Sveinung J.S. Støhle

Title: President & CEO

The Bond Trustee

For and on behalf of
Nordic Trustee AS

By: /s/ Fredrik Lundberg

Name: Fredrik Lundberg

Title: Authorised Signatory

Tap Issue Addendum

1.	Pursuant to the bond terms dated 28 January 2020, as amended by an amendment agreement dated 3 May 2021 (the “Bond Terms”) related to the below Bonds, the Issuer and the Bond Trustee enter into this tap issue addendum (the ”Addendum”) in connection with a Tap Issue under the Bond Terms:

Issuer:	Höegh LNG Holdings Ltd., a company incorporated under the laws of Bermuda with registration number 39152, and with LEI number 213800XJSJUK2MTDZU65.
Bond Trustee:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI- code 549300XAKTM2BMKIPT85.
ISIN:	NO 0010873755 (temporary ISIN NO NO0011021966 for the Additional Bonds)
Maximum Issue Amount:	NOK 1,300,000,000
Amount of Additional Bonds:	NOK 330,000,000
Amount Outstanding Bonds after the increase:	NOK 1,300,000,000
Date of Addendum:	11 June 2021
Tap Issue Date:	14 June 2021

2.	Terms defined in the Bond Terms have, unless expressly defined herein or otherwise required by the context, the same meaning in this Addendum. This Addendum is a Finance Document and after the date hereof all references to the Bond Terms in the other Finance Documents shall be construed as references to the Bond Terms as amended by this Addendum.

3.	Pursuant to the Bond Terms the Issuer may issue Additional Bonds until the aggregate Nominal Amount of the Initial Bonds and all Additional Bonds equals the Maximum Issue Amount and the provisions of the Bond Terms will apply to all such Additional Bonds.

4.	The Outstanding Bonds are listed on the Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with such Bonds. The Additional Bonds are therefore issued under a separate ISIN ("Temporary Bonds") which, upon the approval of the prospectus, will be converted into the ISIN for the Outstanding Bonds. The Bond Terms governs such Temporary Bonds. The Issuer will inform the Bond Trustee the Exchange and the Paying Agent as soon as possible once the prospectus is approved.

5.	The Issuer shall procure, that an application will be made for the Temporary Bonds to be listed on the Exchange within 6 months after the Tap Issue Date. A failure to list the Temporary Bonds as set out above shall not constitute an Event of Default, but shall result in an increase of the Coupon rate for the Temporary Bonds with one (1) percentage point for as long as the listing failure is continuing.

6.	The Net Proceeds from the issue of the Additional Bonds issued hereunder shall be used to refinance existing debt and for general corporate purposes.

7.	The payment of the proceeds of the Tap Issue to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the date of the

Tap Issue each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	this Addendum duly executed by all parties hereto;

(ii)	copies of all necessary corporate resolutions of the Issuer to issue the Additional Bonds and execute the Finance Documents to which it is a party;

(iii)	copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of this Addendum and the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute this Addendum on behalf of the Issuer;

(iv)	copies of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing and of the Issuer's articles of association;

(v)	copies of the Issuer’s latest Financial Reports (if any);

(vi)	confirmation from the Managers that the applicable prospectus requirements (ref the EU prospectus regulation, Regulation (EU) (2017/1129)) concerning the Tap Issue have been fulfilled;

(vii)	copies of any written documentation used in marketing the Tap Issue or made public by the Issuer or any Manager in connection with the Tap Issue; and

(viii)	legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of this Tap Issue Addendum).

8.	The Issuer undertakes that the representations and warranties contained in Clause 7 (Representations and Warranties) of the Bond Terms are true and correct in all material respects as at the date hereof and at the Tap Issue Date.

9.	This Addendum shall be governed by and construed in accordance with Norwegian law and the provisions of Clause 19 of the Bond Terms shall apply as if set out in full herein (mutatis mutandis).

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This Addendum has been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer: Höegh LNG Holdings Ltd. By: /s/ Sveinung J.S. Støhle Name: Sveinung J.S. Støhle Title: Attorney-in-fact (President & CEO)	The Bond Trustee: Nordic Trustee AS /s/ Lars Erik Lærum By: Lars Erik Lærum Position: Authorised Signatory